Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective October 30, 2023 (the “Effective Date”), by and between Brandon Torres Declet (the “Executive”) and Exyn Technologies, Inc., a Delaware corporation (the “Company”). Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”

The Company desires to employ Executive and, in connection with such employment, to compensate Executive for Executive’s personal services to the Company; and

Executive desires to provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.             Employment by the Company.

1.1             Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such employment. The term of Executive’s employment with the Company hereunder shall commence on the Effective Date and continue until terminated in accordance with Section 6 below.

1.2             Duties. Executive will report to the Board of Directors of the Company (the “Board”), performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts to the business of the Company. Executive shall perform Executive’s duties under this Agreement remotely with travel to the Company’s corporate headquarters as the Executive deems necessary, or as may otherwise be reasonably requested by the Board from time to time. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3             Company Policies. The employment relationship between the Parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.             Compensation.

2.1             Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial base salary of $350,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2             Bonus. During the period Executive is employed with the Company, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement a discretionary annual cash bonus of up to 50% of Base Salary (“Target Amount”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements; provided, however, for the 2023 calendar year, the Target Amount shall be prorated on an annualized basis. Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any bonus is paid, and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals mutually agreed upon by Executive and the Board for the applicable calendar year; provided, however, for the 2023 calendar year, whether or not Executive earns any bonus will be based on criteria determined by the compensation committee of the Board, in its sole discretion. Beginning in 2024, the annual period over which performance is measured for purposes of this bonus shall be January 1 through December 31. The Board will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus, which could be below the Target Amount (and may be zero). Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if earned, will be paid to Executive at or about the time that similar annual bonuses are paid to other employees.

2.3             Stock Options. Subject to (i) approval of the Company’s Board and (ii) any requisite approval of the stockholders of the Company required to increase the number of available shares under the Plan (as defined below), Executive will be granted stock options to purchase 7,065,700 shares of the Company’s common stock, equaling approximately 6% of basic ownership in the Company, pursuant and subject to the Company’s 2015 Equity Compensation Plan (as amended, and as may be further amended from time to time, the “Plan”) and the stock option agreement attached hereto as Exhibit A (the “Options”). The Options shall vest in equal monthly installments, over a period of forty-eight (48) months, beginning on the date the Executive commences employment with the Company, subject to Executive’s continued employment as of the applicable vesting date. Notwithstanding the foregoing, in the event of the occurrence of a Deemed Liquidation Event, as defined in the Company’s Amended and Restated Certificate of Incorporation (as many be amended and/or restated from time to time), any of the foregoing Options which remain unvested as of such Deemed Liquidation Event shall vest immediately prior to the Deemed Liquidation Event, provided that Executive remains employed by the Company through such date and has otherwise complied with the terms and conditions of the Plan. The Options and Executive’s rights and entitlements with respect to same shall at all times be subject to the Plan and its terms and conditions, as may be amended from time to time by the Company. The Options shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will have an exercise price per share equal to the fair market value of a share of common stock of the Company as of the date of grant.

2.4             Benefits.

(a)             Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment, including (i) health and dental insurance, for which the Company will pay the monthly premium in full for the Executive, and (ii) full participation in the Company’s retirement plan. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

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(b)             Executive will be entitled to (i) twenty (20) days of paid time off (“PTO”) in a given calendar year. PTO is prorated during the first year of employment. PTO is accrued at a rate of 6.67 hours per pay cycle, assuming a 24-pay period per year. In the event that all of Executive’s PTO has not been used by the end of the calendar year, Executive may carry 10 days (80 hours) forward to the next calendar year. PTO shall be subject to the terms and conditions of the Company’s applicable policies regarding the use of such paid time off, which policies may be amended from time to time. Accrued but unused PTO shall not be paid out upon termination of employment for any reason.

2.5             Expense Reimbursement. The Company shall reimburse Executive for customary and appropriate business-related expenses actually incurred and documented, in each case, in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.             Employee Covenants Agreement. As a condition of employment, Executive agrees to execute and abide by an Employee Covenants Agreement, in the form of Exhibit B attached hereto (the “Employee Covenants Agreement”), which may be amended by the Parties from time to time without regard to this Agreement. The Employee Covenants Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

4.             Outside Activities During Employment . The Company acknowledges that the Executive has business interests in other business ventures including those that operate in the drone industry. Executive will notify the Board promptly in writing if, at any time, Executive (i) is unable to devote sufficient time and attention to the Company as required by Executive’s role as Chief Executive Officer as a result of these other ventures or (ii) would face a conflict of interest, financial or otherwise, adverse to the Company as a result of these other ventures. Following receipt of any such notice, the Company may, in its sole discretion, terminate Executive’s employment hereunder, and Executive will not be entitled to receive Severance or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

5.             No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company do not, and will not, breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith. Executive further represents that Executive shall be able to and will perform the duties of Executive’s position without utilizing any confidential and/or proprietary information that Executive may have obtained in connection with employment or affiliation with any prior employers or entities, and that Executive shall not (a) disclose any such information to the Company, or (b) induce any Company employee to use any such information, in either case, in violation of any confidentiality obligation, whether by agreement or otherwise.

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6.             Employment At-Will; Compensation upon Termination.

6.1             At-Will Employment. Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions Executive then holds with the Company and its Affiliates. Executive’s rights to any compensation following a termination shall be only as set forth in this Section 6. Immediately upon the termination of Executive’s employment for any reason with the Company, Executive will be deemed to have resigned from any and all directorships, committee memberships and any other offices or positions Executive holds with the Company and its Affiliates; to the extent that any such resignation is not self-executing, Executive agrees to take any and all steps to immediately effectuate such resignation. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

6.2             Termination by the Company Without Cause.

(a)             The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.2 at any time without “Cause” (as defined in Section 6.3(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.2.

(b)             If the Company terminates Executive’s employment at any time without Cause and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”), then Executive shall be entitled to receive (x) the Accrued Obligations (defined below) and (y) subject to Executive’s compliance with the obligations in Section 6.2(c) below, an amount equal to Executive’s then current Base Salary for six (6) months, less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.2(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter (the “Severance”).

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(c)             Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance pursuant to Section 6.2(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form provided by the Company (the “Release”), by the 60th day following the termination date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”), (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board), (iii) Executive returns all Company property to the Company, (iv) Executive complies with all post-termination obligations under this Agreement and the Employee Covenants Agreement, and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d)             For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any earned but unpaid bonus for a previously completed fiscal year of the Company, (iii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies and (iv) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)             The Severance provided to Executive pursuant to this Section 6.2 is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)             Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Executive is eligible to receive the Severance pursuant to Section 6.2(b), but, after such determination, the Company subsequently acquires evidence or determines that (i) Executive has failed to abide by the terms of the Employee Covenants Agreement and/or Section 6.6 below; or (ii) a Cause (as defined in Section 6.3(b) below) condition existed prior to the date of termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to Section 6.3, then the Company shall have the right to cease the payment of any future installments of the Severance.

6.3             Termination by the Company for Cause.

(a)             Subject to Section 6.3(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

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(b)             “Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) failure to comply with any laws, rules or regulations of any federal, state or local authority having jurisdiction over the Company and/or its operations; (ii) a breach of any obligation, covenant or condition under this Agreement or any other agreement between the Parties, including, without limitation, the Employee Covenants Agreement; (iii) any act constituting dishonesty, theft, embezzlement, bribery, corruption fraud, or immoral or disreputable conduct, whether or not resulting in a criminal indictment or conviction; (iv) any conduct which constitutes a felony, a misdemeanor or other crime involving moral turpitude, whether or not in the course of Executive’s duties or resulting in a criminal indictment or conviction; (v) violation of any Company policy or any act of misconduct; (vi) refusal to follow or implement a directive of Company; (vii) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (viii) any act which constitutes a material conflict of interest with the Company or a breach of fiduciary duty owed by Executive to the Company.

(c)             In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.4             Resignation by Executive.

(a)             Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.

(b)             In the event Executive resigns from Executive’s employment with the Company for any reason, Executive will not receive Severance or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.5             Termination by Virtue of Death or Disability of Executive.

(a)             In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)             Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

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6.6             Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses (for the avoidance of doubt, such reimbursement does not include lost wages or earnings) incurred by Executive in providing such cooperation for which Executive has obtained prior, written approval from the Company.

6.7             Application of Section 409A.

(a)             This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.

(b)             The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)             No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

(d)             For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)             If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to this Section 6.7, and (2) commence paying the balance of the Severance in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

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7.             General Provisions.

7.1             Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2             Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3             Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4             Waiver. If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5             Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The Parties have entered into a separate Employee Covenants Agreement and have entered or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6             Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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7.7             Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

7.8             Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.

7.9             Governing Law; Dispute Resolution.

(a)             Governing Law. This Agreement shall be governed by the Federal Arbitration Act (“FAA”) with respect to the arbitration provisions and related matters in Sections 7.9(b) and (c), and for all other matters shall be governed by the laws of the State of Pennsylvania, without giving effect to any principles thereof relating to conflicts of laws; provided, however, that notwithstanding the preceding sentence or any other provision of this Agreement to the contrary, the Employee Covenants Agreement shall be governed by the choice of law and dispute resolution provisions set forth in the Employee Covenants Agreement.

(b)             Dispute Resolution. To the fullest extent permitted by applicable law, any dispute or controversy between the Parties relating to or arising out of this Agreement or any amendment or modification hereof, or any other claims between the Parties relating to or arising out of Executive’s employment or affiliation with the Company or termination thereof (including but not limited to any claims for discrimination, violation of wage and hour laws, whistleblowing, retaliation, leave rights, employee benefits, tort claims and any claims under federal, state or local statutes, regulations or ordinances relating to employment matters) shall, except as expressly set forth below, be exclusively determined by confidential individual arbitration in Philadelphia, Pennsylvania, or such other location as the Parties may agree in writing, under the auspices of the American Arbitration Association (“AAA”) and pursuant to the FAA and the Employment Arbitration Rules of the AAA. These rules may be accessed at the American Arbitration Association website, www.adr.org/employment, and a printed copy will be provided upon request. Notwithstanding the foregoing, claims for injunctive or other equitable relief by the Company pursuant to the Employee Covenants Agreement may be brought in a court of competent jurisdiction (as described therein).1 Likewise, this arbitration requirement shall not apply to any criminal matters, matters for which arbitration is prohibited by law (such as sexual assault and sexual harassment), or claims for unemployment or workers compensation, and shall not prevent Executive from filing a charge with the EEOC or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein. For the avoidance of doubt, any disputes or controversies arising out of or relating to the interpretation or application of this arbitration provision, including but not limited to any question regarding the scope, enforceability, revocability or validity of the arbitration provision or any portion of the arbitration provision, the arbitrability of any claim or dispute, and the jurisdiction of the arbitrator, including jurisdiction over non-signatories to this Agreement, shall be subject to arbitration pursuant to this arbitration provision. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The parties hereby agree that the United States District Court for the Eastern District of Pennsylvania or any state court sitting in the State of Pennsylvania is a court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement, the enforcement of any arbitration award hereunder, or an action for injunctive or other equitable relief as provided for in this Section may be effectuated either by personal service upon a party or by certified mail duly addressed to her, him or it or her, his or its executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties. Each party hereto submits to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania and any state court located in the State of Pennsylvania, for any action to compel (jurisdictional, venue and inconvenient forum objections to which are hereby waived by the Parties). The Parties agree that they are subject to the jurisdiction of the courts located in the State of Pennsylvania and may be served with legal process within the State of Pennsylvania or in any other manner provided by law. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR RELATED TO EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

1 Note to Draft: Claims for equitable relief must be brought in court.

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(c)             Class Action Waiver. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS SECTION 7.9(C), ANY ARBITRATION OR COURT ACTION HEREUNDER SHALL PROCEED SOLELY ON AN INDIVIDUAL BASIS WITHOUT THE RIGHT FOR ANY CLAIMS TO BE ARBITRATED OR LITIGATED ON A CLASS OR COLLECTIVE ACTION BASIS OR ON A BASIS INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHERS OR ANY GOVERNMENTAL BODY OR THE PUBLIC. CLASS AND COLLECTIVE ACTIONS UNDER THIS DISPUTE RESOLUTION PROVISION ARE PROHIBITED, WHETHER IN COURT OR ARBITRATION, AND THE ARBITRATOR OR COURT, AS APPLICABLE, SHALL HAVE NO AUTHORITY TO PROCEED ON SUCH BASIS. NO DISPUTE, CONTROVERSY, CLAIM OR ACTION BROUGHT IN COURT OR ARBITRATION BY EXECUTIVE ARISING UNDER OR RELATING TO THIS AGREEMENT OR OTHERWISE ARISING IN CONNECTION WITH OR RELATING TO EXECUTIVE’S EMPLOYMENT MAY BE JOINED WITH A DISPUTE, CONTROVERSY, CLAIM OR ACTION OF ANOTHER EXECUTIVE OR OTHER PERSON OR ENTITY, ANY SUCH JOINT CLAIMS BEING WAIVED BY EXECUTIVE HEREUNDER, EXCEPT THAT THE COMPANY MAY BRING CLAIMS IN ARBITRATION OR COURT TO ENFORCE THIS AGREEMENT AND RELATED TORT, STATUTORY AND OTHER CLAIMS AGAINST EXECUTIVE AND OTHERS WHO ARE ACTING IN CONCERT OR PARTICIPATION WITH EXECUTIVE, AND IN ANY SUCH PROCEEDING EXECUTIVE MAY JOIN ANY CLAIMS OF SUCH OTHER PARTIES (BUT NO OTHERS). ANY DISPUTES REGARDING THE VALIDITY AND ENFORCEABILITY OF THIS SECTION 7.9(C) AND THE WAIVER HEREIN SHALL BE RESOLVED EXCLUSIVELY BY THE DULY-APPOINTED ARBITRATOR, AND NOT BY A COURT OR OTHER GOVERNMENTAL OR ADMINISTRATIVE BODY. IN ANY CASE IN WHICH (1) THE DISPUTE IS FILED AS A CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION AND (2) THE ARBITRATOR FINDS ALL OR PART OF THE CLASS ACTION WAIVER TO BE INVALID OR UNENFORCEABLE, THE CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION TO THAT EXTENT MUST BE LITIGATED IN A COURT WITH JURISDICTION AND VENUE AS PROVIDED IN SECTION 7.9(B), AND NOT IN ARBITRATION, BUT THE PORTION OF THE CLASS ACTION WAIVER THAT IS ENFORCEABLE SHALL BE ENFORCED IN ARBITRATION, AND CLAIMS FALLING THEREUNDER SHALL BE ADJUDICATED IN ARBITRATION.

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7.10             Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

Exyn Technologies, Inc.

By:	/s/ Ricardo Sotelo
Name: Ricardo Sotelo
Title: Vice President of Finance

Executive:

/s/ Brandon Torres Declet
Brandon Torres Declet

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